Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 18, 2009

Relating to Preliminary Prospectus Supplement dated November 10, 2009

Registration Statement No. 333-144453

STONEMOR PARTNERS L.P.

(NASDAQ: STON)

Offering: 1,275,000 Common Units

Overallotment Option: 191,250 Additional Common Units (30 days)

Public Offering Price: $ 17.00 per common unit

Proceeds, including general partner’s proportional capital contribution, net of underwriting discount and expenses: $20.7 million

Last Sale (11/18/09): $ 17.37

Trade Date: 11/19/09

Settlement Date: 11/24/09

CUSIP: 86183Q100

Underwriter: Raymond James & Associates, Inc.

Certain wholly owned subsidiaries of StoneMor Partners L.P. (the “Issuer”), are making a concurrent private offering of $150,000,000 aggregate principal amount of senior notes that priced on November 18, 2009. The senior notes mature on December 1, 2017 and will bear interest at a rate of 10.25% per year. The senior notes are offered at an initial offering price of 97.352%. The senior notes offering is expected to settle and close on November 24, 2009, subject to customary closing conditions. The consummation of the offering to which this communication relates is contingent upon the successful closing of the concurrent private offering of senior notes. The consummation of the concurrent private offering of senior notes is contingent upon the execution of the amendment of the Issuer’s existing senior secured debt obligations.

The senior notes offering is being made by a separate offering memorandum and is not part of the offering to which the prospectus supplement relates. The senior notes to be issued in the concurrent private offering have not been registered under the Securities Act of 1993, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under, or on applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

The Issuer previously filed a registration statement (including a prospectus) on Form S-3, which became effective on December 7, 2007, and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, the underwriter will arrange to send you the prospectus if you request it by calling Raymond James & Associates, Inc. at 1-727-567-2400.